FSI LOW BETA ABSOLUTE RETURN FUND
Three Canal Plaza, Suite 600
Portland, Maine  04101

May 10, 2013

VIA EDGAR

U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:	Registration Statement on Form N-2 of FSI Low Beta Absolute Return Fund (File Nos. 333-176227 and 811-22595)

Ladies and Gentlemen:

Pursuant to Rule 461 of Regulation C under the Securities Act of 1933, as amended (“1933 Act”), the undersigned hereby requests that effectiveness under the 1933 Act of the above-referenced Registration Statement on Form N-2 be accelerated to Wednesday, May 15, 2013.  The undersigned is aware of its obligations under the 1933 Act.

Very truly yours,

FSI Low Beta Absolute Return Fund

By:        /s/Michael J. McKeen
Michael J. McKeen, Treasurer

FORESIDE FUND SERVICES, LLC
Two Portland Square, Third Floor
Portland, Maine 04101

May 10, 2013

VIA EDGAR

U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:	Registration Statement on Form N-2 of FSI Low Beta Absolute Return Fund (File Nos. 333-176227 and 811-22595)

Ladies and Gentlemen:

As principal underwriter for FSI Low Beta Absolute Return Fund, the undersigned hereby requests, pursuant to Rule 461 of Regulation C under the Securities Act of 1933, as amended (“1933 Act”), that effectiveness under the 1933 Act of the above-referenced Registration Statement on Form N-2 be accelerated to Wednesday, May 15, 2013.  The undersigned is aware of its obligations under the 1933 Act.

Very truly yours,

FORESIDE FUND SERVICES, LLC

By:        /s/Mark Fairbanks
    Mark Fairbanks
    President